Exhibit 99.1

China Integrated Energy, Inc. Announces Record Third Quarter 2009 Financial Results

Third Quarter 2009 Revenues Increase 15.1% to $72.4 million, net income increased 8.8% to $9.9 million with EPS of $0.28

First Nine Months 2009 Revenues Increase 25.1% to $196.3 million, net income increased 17.2% to $25.9 million with EPS of $0.74

Reaffirms updated 2009 Guidance: Revenues of $265 million and Net Income of $35 million
Management to Host Earnings Conference Call on Friday, November 13, 2009 at 10:00 a.m. ET

Press Release
Source: China Integrated Energy, Inc.
On 7:00 am EST, Friday November 13, 2009

XI’AN, China, Nov. 13 /PRNewswire-Asia-FirstCall/ — China Integrated Energy, Inc. (Nasdaq: CBEH; the “Company”), a leading non-state-owned integrated energy company in the People’s Republic of China, today announced the Company’s financial results for the third quarter 2009.

SUMMARY FINANCIALS

Third Quarter 2009 Results

	Q3 2009	Q3 2008	CHANGE
Sales	$72.4 million	$62.9 million	+15.1%
Gross Profit	$10.9 million	$9.2 million	+18.5%
Net Income	$9.9 million	$9.1 million	+8.8%
EPS (Fully Diluted)	$0.28	$0.27	+3.7%

Nine Months 2009 Results

	9 Months 2009	9 Months 2008	CHANGE
Sales	$196.3 million	$156.9 million	+25.1%
Gross Profit	$28.0 million	$22.7 million	+23.4%
Net Income	$25.9 million	$22.1 million	+17.2%
EPS (Fully Diluted)	$0.74	$0.68	+8.8%

Third Quarter 2009 Financial Results

Sales — Sales for the third quarter of 2009 were $72.4 million compared to $62.9 million in the third quarter of 2008, an increase of 15.1%. The increase was mainly due to growth in the Company’s finished oil wholesale distribution business offset by a decrease in biodiesel revenues due to lower selling prices compared to the same period in 2008. The average selling prices of biodiesel and of our retail gas station were lower than the same period of 2008 by approximately 16.7% and 12.1%, respectively. The distribution volume increased 25,000 tons, or 67.4% from the same period in 2008. Sales volume for biodiesel production was 19,700 tons, compared to 19,000 tons in the same period in 2008. Sales volume at the retail gas stations increased by 1,200 tons, or 11.6%, from the same period in 2008.

China Bio Energy also reports revenue in its three business segments as shown in the chart below:

Third Quarter 2009 Revenue Breakdown (Unaudited)

	Q3 2009	Q3 2008	CHANGE
Wholesale Distribution of Finished Oil	$47.3 million	$34.2 million	+38.3%
% of Sales	65.2%	54.4%
Bio-Diesel Production	$14.9 million	$18.4 million	-19.0%
% of Sales	20.6%	29.3%
Retail Gas Stations	$10.2 million	$10.3 million	-1.0%
% of Sales	14.2%	16.3%
Total Sales	$72.4 million	$62.9 million	+15.1%

Cost of Goods Sold — Cost of goods sold for the third quarter of 2009 was $61.5 million compared to $53.7 million in 2008, an increase of 14.5%. The increase was due to the rise in production and sales activities. Cost of sales as a percentage of sales was approximately 85% for the third quarter of 2009 and 85.5% for same period in 2008. The slight decrease was due to higher selling prices and an increase of higher margin heavy oil products as a percentage of sales, compared to the same period in 2008.

Gross Profit and Gross Margin — Gross profit was $10.9 million for the third quarter of 2009 compared to $9.2 million for the same period in 2008, an increase of 18.5% and represented gross margins of approximately 15.0% and 14.5%, respectively. During the third quarter of 2009, the gross margin for biodiesel production and sales was approximately 29.5% while gross margin for wholesale distribution of finished oil and heavy oil products, such as gasoline and diesel oil, was approximately 10.9% and retail gas stations generated a gross margin of 12.9%.

Selling, General, and Administrative Expenses — Selling, general, and administrative expenses for the third quarter of 2009 were approximately $1.0 million compared to $0.4 million for the same period in 2008, an increase of 150%. Total selling, general, and administrative expenses as a percentage of sales for the third quarter of 2009 and 2008 were 1.4% and 0.6%, respectively, with the increase being attributed to public company expenses.

Net Income — Net income for the third quarter of 2009, was $9.9 million or $0.28 per diluted share, compared with net income of approximately $9.1 million, or $0.27 per diluted share, during the same period in 2008. In the third quarter of fiscal year 2009, the average weighted shares outstanding were 35.8 million shares versus 33.2 million shares in the third quarter of 2008.

2009 Nine Months Financial Results

For the first nine months of 2009 sales increased 25.1% to $196.3 million from $156.9 million in the same period of the prior year. Wholesale distribution of finished oil and heavy oil products sales increased 30.5% to $129.8 million and represented 66.1% of total sales. Production and sale of biodiesel decreased 4.1% to $40.1 million and represented 20.5% of sales. Sales from operation of retail gas stations increased 69.2% to $26.4 million, representing 13.4% of total sales. Cost of sales increased 25.5% to $168.3 million yielding gross profit of $28.0 million, an increase of 23.4% from $22.7 million reported in the year ago period. Gross margins were 14.3% compared to 14.5% during the first nine months of 2009 and 2008, respectively. Selling, general, and administrative expenses increased 120.0% to $2.2 million during the first nine months of 2009 from $1.0 million during the year ago period. Income from operations increased 18.4% to $25.8 million from $21.8 million with operating margins of 13.2% compared to 13.9%. Net income for the first nine months of 2009 increased 17.2% to $25.9 million from $22.1 million with corresponding diluted earnings per share of $0.74 compared to $0.68 based on 35.0 million and 32.6 million diluted shares in each respective period.

Liquidity and Capital Resources

Cash and cash equivalents were $40.9 million on September 30, 2009, which excludes net proceeds of $26.7 million from the November 2009 public offering, compared to $23.1 million on December 31, 2008. The Company had working capital of $84.9 million on September 30, 2009 and a current ratio of 9-to-1. Inventories were $21.0 million and the accounts receivable balance was $5.4 million on September 30, 2009, compared to $22.3 and $8.2 million on December 31, 2008, respectively. The annualized days sales outstanding for the third quarter 2009 were 10 days. Net cash provided by operations was $19.3 million for the first nine months of 2009, compared to $0.4 million used by operations in the same period of 2008. The net cash inflow increased during the first nine months of 2009 was primarily due to a large increase in net income, and reduction of current liabilities. The company did not incur any income taxes during the period.

“We are pleased with our results for the third quarter which was propelled by a rise in sales in our distribution business,” stated Mr. Gao Xincheng, Chief Executive Officer of China Integrated Energy. “The number of customers in our wholesale distribution of finished oil and heavy oil business segment has grown substantially from 936 in 2008 to over 1,170 in 2009. The long-term growth of fuel consumption in the PRC driven by increased consumer and industrial consumption, coupled with our distribution licenses and distribution footprint, provides us with a significant opportunity to gain incremental market share in the Chinese fuel industry.”

Financial Outlook for 2009

Management reaffirms the updated 2009 guidance and expects to report calendar 2009 sales of at least $265 million and net income of at least $35 million, representing an increase of 22.4% and 87.2% compared to 2008 sales and adjusted net income, respectively. Based on the current finished oil market conditions in China and customer orders on hand, the Company expects sales volume of gasoline, diesel, heavy oil, and biodiesel for the three months ending December 31, 2009 to be at or above the same levels as in the three months ended September 30, 2009. Since the global crude oil price has increased at a stable rate in recent months, management assumes that there will not be any further downward pricing adjustment in the three months ending December 31, 2009. Guidance includes the planned acquisition or lease of additional retail gas stations.

“We are focused on growing our biodiesel production, our distribution business, and expanding the footprint of our retail gas stations.” continued Mr. Gao. “We plan to increase our biodiesel production capacity by 50,000 tons in the next 12 months and anticipate $15 million in capital expenditures to accomplish this goal. We have secured enough raw materials to supply 150,000 tons of capacity, but will also continue to work towards securing more long-term sources of raw materials and new technology in the bio-energy field. We plan to expand our wholesale distribution network through both organic growth and potential acquisitions and will continue to expand our portfolio of retail gas stations to drive incremental revenue and earnings growth into 2010 as we build on becoming the leading integrated energy company in China.”

China’s Oil Pricing Update

On June 30, 2009, the National Development and Reform Commission (NDRC) increased the prices of both gasoline and diesel by $88 per ton, an increase from prior price levels set earlier in June 2009 of 9.8% and 7.0%, respectively. In the third quarter of 2009 the NDRC changed prices of gasoline and diesel on three separate occasions (July 29, September 2, and September 30) which resulted in a net decrease $39.53 per ton for the third quarter 2009.

As a result, wholesale and retail prices of gasoline and diesel have decreased since the end of the third quarter ending September 30, 2008 but have increased since January 1, 2009. In September 2009, the average sales price for China Integrated Energy’s oil products were approximately $800 per ton (equivalent to approximately $2.92 per gallon of gasoline and $3.06 per gallon of petro-diesel), compared to an average price of to $641 per ton (equivalent to approximately $1.77 per gallon of gasoline and $2.04 per gallon of petro-diesel), during January of 2009.

From 2006 to 2008, there were only two oil price adjustments in each year. However, there have been eight oil price adjustments over the first nine months in 2009. Please note: On November 10, 2009 the NDRC increased the prices of gasoline and diesel by $70.32 per ton.

Conference Call Information

The Company will host a conference call on November 13, 2009, at 10:00 a.m. ET. To attend the call, please use the dial information below. When prompted, ask for the China Integrated Energy Call” and/or be prepared to provide the conference ID.

Date:	November 13, 2009
Time:	10:00 a.m. ET
Conference Line Dial-In (U.S.):	1-888-549-7704
International Dial-In:	1-480-629-9857
Conference ID:	4183530
Webcast link:	http://viavid.net/dce.aspx?sid=00006D2B

Please dial in at least 10 minutes before the call to ensure timely participation. A playback will be available through November 20, 2009. To listen, please call 1-800-406-7325 within the United States or 1-303-590-3030 when calling internationally. Utilize the pass code 4183530 for the replay.

About China Integrated Energy, Inc.

The Company is a leading non-state-owned integrated energy company in the PRC engaged in three business segments, the wholesale distribution of finished oil and heavy oil products, the production and sale of biodiesel and the operation of retail gas stations. The Company’s primary business segment is the wholesale distribution of finished oil and heavy oil products. The Company also operates a 100,000-ton biodiesel production plant and seven retail gas stations in China.

Safe Harbor Statement

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar statements. For example, statements about the future use of the proceeds are forward looking and subject to risks. China Integrated Energy, Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission on forms 10-K, 10-Q and 8-K, in its annual report to shareholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, risks outlined in the Company’s filings with the U.S. Securities and Exchange Commission, including its registration statement on Form S-1, as amended. The Company does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

For more information, please contact:

China Bio Energy Holding Group

Alex Gong, VP of Capital Market
Tel: +86-136-0127-9912
Email:  alexgong08@gmail.com
Web:    http://www.cbeh.net.cn

HC International, Inc.

Ted Haberfield, Executive VP
Tel: +1-760-755-2716
Email:  thaberfield@hcinternational.net
Web:    http://www.hcinternational.net

PART 1. FINANCIAL INFORMATION

Item 1. Consolidated Financial Statements

CHINA INTEGRATED ENERGY HOLDING INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30 2009 (Unaudited)	December 31, 2008
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$40,900,053	$23,119,028
Restricted cash	—	919,351
Accounts receivable	5,438,876	8,164,320
Other receivables and deposits	199,609	3,986,984
Prepaid expenses	2,490,888	1,884,102
Advance to suppliers	25,469,113	17,945,487
Inventories, net	20,972,582	22,268,903
Total current assets	95,471,121	78,288,175
Prepaid rents	16,014,278	6,408,568
Property and equipment, net	9,330,277	9,997,674
Total noncurrent assets	25,344,555	16,406,242

TOTAL ASSETS	$120,815,676	$94,694,417

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$891,418	$—
Advance from customers	6,612,341	4,580,462
Taxes payable	827,653	735,461
Other payables	2,293,935	3,232,088
Loans payable	4,724	2,247,197
Total current liabilities	10,630,071	10,795,208
TOTAL LIABILITIES	10,630,071	10,795,208

STOCKHOLDERS’ EQUITY
Preferred stock, $.001 par value; authorized shares 10,000,000; issued and outstanding 3,115,753 and 3,465,753 shares at September 30, 2009 and December 31 2008, respectively	3,115	3,465
Common stock, $.0001 par value; authorized shares 79,000,000; issued and outstanding 27,519,091 and 27,169,091 shares at September 30, 2009 and December 31, 2008, respectively	2,751	2,716
Additional paid in capital	44,691,244	44,434,250
Statutory reserve	4,920,114	4,920,114
Accumulated other comprehensive income	5,464,713	5,337,003
Retained earnings	55,103,668	29,201,661

Total stockholders’

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$120,815,676	$94,694,417

CHINA INTEGRATED ENERGY HOLDING INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME

	For The Nine Months Ended		For The Three Months Ended
(Unaudited)	September 30,		September 30,
	2009	2008	2009	2008
Sales	$196,303,917	$156,878,997	$72,401,010	$62,891,345
Cost of goods sold	168,295,024	134,134,971	61,544,988	53,740,270
Gross profit	28,008,893	22,744,026	10,856,022	9,151,075
Selling, general and administrative expenses	2,163,179	962,445	996,604	390,950
Income from operations	25,845,714	21,781,581	9,859,418	8,760,125
Non-operating income (expenses)
Interest expenses	(91,228)	(93,487)	(22,048)	(34,264)
Subsidy income	155,174	381,892	38,210	381,892
Other expense	(8,226)	(2,618)	(2,132)	(28)
Total non-operating expenses	55,720	285,787	14,030	347,600
Net income	25,901,434	22,067,368	9,873,448	9,107,725
Other comprehensive item
Foreign currency translation gain (Loss)	55,787	3,189,717	69,861	401,005
Comprehensive Income	$25,957,221	$25,257,085	$9,943,309	$9,508,730
Basic and diluted weighted average shares outstanding
Basic	27,287,040	25,454,545	27,287,040	25,454,545
Diluted	35,017,932	32,584,227	35,757,432	33,227,052
Basic and diluted net earnings per share available to common stockholders
Basic	$0.95	$0.87	$0.36	$0.36
Diluted	$0.74	$0.68	$0.28	$0.27

CHINA INTEGRATED ENERGY HOLDING INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)	For The Nine Months Ended September 30,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$25,901,434	$22,067,368
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	883,778	749,501
Stock based compensation	256,679	—
(Increase) decrease in current assets:
Accounts receivable	2,733,209	(6,352,376)
Other receivables, deposits and prepaid expenses	(6,404,662)	(9,380,479)
Advance to suppliers	(7,495,285)	(999,417)
Inventories	1,322,620	(9,842,506)
Due from related party		513,752
Increase (decrease) in current liabilities:
Accounts payable	889,211	(187,632)
Advance from customers	2,024,552	3,246,659
Taxes payable	91,211	(37,134)
Other payables and accrued expenses	(939,882)	(187,315)

Net cash provided by (used in) Operating activities	19,262,865	(409,579)

CASH FLOWS FROM INVESTING ACTIVITIES:

Acquisition of property and equipment	(204,646)	(1,200,352)

Net cash used in investing activities	(204,646)	(1,200,352)

CASH FLOWS FROM FINANCING ACTIVITIES:

Restricted cash released	919,367	—
Repayment of auto loans and notes payable	(2,243,366)	(40,138)
Proceeds from short term loan	—	716,025
Net cash provided by (used in) financing activities	(1,323,999)	675,887

EFFECT OF EXCHANGE RATE CHANGE ON CASH AND CASH EQUIVALENTS	46,805	73,686
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	17,781,025	(860,358)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	23,119,028	1,382,371
CASH AND CASH EQUIVALENTS, END OF PERIOD	$40,900,053	$522,013

Supplemental Cash flow data:
Income tax paid	$—	$—
Interest paid	$105,966	$91,278